Exhibit 23.5

CONSENT OF STEVEN KLOHN

The undersigned hereby consents to (i) the use of references to, and the information that the undersigned is responsible for and derived from, the technical report entitled “Whistler Gold-Copper Project, S-K 1300 Technical Report Summary and Initial Assessment with Economic Analysis, Alaska, United States of America” with a date of issue of March 19, 2026, and an effective date of March 2, 2026, solely to the extent such references and information relate to the sections of the technical report summary for which the undersigned is responsible, as identified in the technical report summary, and that were prepared by, or prepared under the supervision of, or reviewed and approved by, the undersigned; and (ii) the references, as applicable, to the undersigned’s name included in or incorporated by reference in the Post-Effective Amendment to Form S-1 on Form S-3 (Registration No. 333-269693) being filed by U.S. GoldMining Inc., a Nevada corporation, with the United States Securities and Exchange Commission, and any amendments thereto.

“signed and sealed”

By:	/s/ Steven Klohn
Name:	Steven Klohn, Director, Technical Services, Ausenco Engineering Canada ULC
Date:	April 16, 2026